Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q1 2015 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:
PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
MICHAEL TAFF, Chief Financial Officer, CB&I
5 p.m., Eastern Daylight Time
Thursday, April 23, 2015

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE
7040 31st Street, N.W.
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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I first quarter 2015 financial results conference call. All lines have been muted to prevent background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press Star, then 1 on your telephone keypad. If you would like to withdraw a question, press the Pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and the SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.
Now I’d like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I. Thank you. Mr. Asherman, you may begin.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the first quarter of 2015.
I am pleased to have with me today CB&I’s new Chief Financial Officer, Mike Taff. Now, many of you probably know Mike from his 30-plus years of financial and industry experience, but for those of you who do not know Mike, he joined CB&I on April 1st from Flowserve Corporation where he served as Senior Vice President and Chief Financial Officer. He previously served as Senior Vice President and Chief Financial Officer for McDermott International and also for the Babcock & Wilcox Company following its spinoff from McDermott. So please join me in welcoming Mike who will discuss the company’s overall financial performance in a few minutes.
Now, before we discuss our results for the quarter, I’d like to highlight our safety performance. An example of our industry-leading performance is our safety record at the multibillion-dollar refinery expansion we are completing for Ecopetrol in Cartagena, Colombia. The project recently surpassed over 100 million man-hours worked at the site without a lost-time accident. This is a tremendous achievement for CB&I and for our industry, and I want to wish congratulations to all of the men and women in Colombia who made this achievement possible.
I am also proud to add that for the past two consecutive quarters, or 29 million man-hours, our entire oil and gas business has not had a lost-time incident. So thanks to our track record in safety, we were recently recognized with a Green Cross for Safety Award from the National Safety Council. The awards ceremony was well attended from members of the Council, such as ExxonMobil and Exelon, and previous recipients of the award including Dow Chemical, DuPont, and Owens Corning, among others.
Also during the quarter, we had a couple of strategic changes to our structure that will enhance operational excellence, balance our portfolio, and strengthen our overall organization. Environmental Solutions, which is now called “Capital Services Group,” will include our Plant Services business unit with the Environmental and Infrastructure organization combined as one subunit. Both managed field- and task-oriented work scope in projects that have similar customer relationships, and by merging the two, we will be able to better capitalize on their combined abilities to deliver a more complete range of services to our customers. Separately, the Federal Services business will remain part of the Capital Services Group.
The other change to our subunits is that Fabrication Services now also includes our Engineered Products business and focuses on manufactured heat exchangers and skid-mounted equipment serving the U.S. midstream markets. Engineered Products had previously been aligned under the Technology Group.

Now let's turn to the quarter's results. During the quarter, we generated $3.1 billion in revenue, a 7 percent increase year-over-year, despite negative headwinds associated with foreign exchange fluctuations of approximately $150 million. Our earnings of $1.21 per diluted share represented a 40 percent year-over-year growth over our adjusted earnings from the comparable period. Operating margins for the company are nearly 8 percent. New awards totaled $3 billion for the quarter, representing a good mix of size, location, and end markets.
During the quarter, we announced the award of our third LNG train for the Freeport LNG export terminal. The Freeport award also reaffirms the confidence we have expressed in our capacity to generate growth in key end markets by focusing on the right projects, clients, and end markets where we have a competitive advantage.
Our Fabrication Services Group approached $1 billion in new awards for the quarter, representing robust, sequential, and year-over-year growth. Most positively, the awards were largely comprised of underpinning work from a diverse set of locations, clients, and offerings, including work for developments in LNG, oil sands, refining, terminals, petrochemical, NGLs, and power markets. The versatility of our Fabrication Services Group continues to underscore the benefits of our diversified offerings versus pure EPC delivery models.
Additionally, we announced this afternoon an award in excess of $640 million to provide ethylene technology, basic engineering, and cracker heater supply as well as cost-reimbursable construction services for the Shintech ethane cracker project in Louisiana. This project reflects our customers' confidence in our resources and ability to self-perform projects along the U.S. Gulf Coast. We signed this contract in the fourth quarter of 2014 with the announcement pending the customer's authorization of their permitting and technical documentation.
Regarding other oil and gas opportunities in our Engineering and Construction Group, we continue to see potential in U.S. LNG. Currently, there are approximately 50 million tons per year of capacity under construction. Projections highlight a reasonable ceiling, could be around 100- to 120 million tons per year, meaning there is probably additional room for another 10 to 15 more LNG trains in the following years. So we continue to participate in pre-FEED and FEED activity for LNG developments, large and small, with a variety of clients.
The natural gas market in the United States remains the key driver of U.S. petrochemical expansions. There is enough natural gas in the U.S. to keep prices of natural gas and natural gas liquids very low relative to crude prices, and even though some of our clients’ anticipated margins have narrowed, we believe that with the recovery of the price of oil, long-term margins will be supportive of the U.S. investments.
More specifically, in the ethylene market, we expect to see improvement in the margin in the United States. The U.S. and Canada remain major producers of ethane, keeping feedstock prices low, while rising oil prices will continue to put upward pressure on the cost of naphtha.
We are also seeing refining capacity growth in the Asia-Pacific region driven by heavy investments in China, India, and the Middle East, with upgraded demand in Russia.
Finally on oil and gas, the recent wave of M&A activity in the energy sector represents the view of market players. We think the current pricing environment presents attractive valuations as an opportunity to increase reserves in strategic markets, and we view these consolidations as a positive relative to LNG and other key end markets for us.
Turning to power, U.S. market activity has been dominated by natural gas generation developments. Power generation from natural gas is favored by a trend towards cleaner fuels with higher efficiencies and lower emissions, retirement of coal plants, and phase-outs due to EPA restrictions and lower power prices. We see opportunity in additional combined cycle plants as well as simple cycle developments.

Related to Fabrication Services in addition to jointly pursuing many of the previously discussed opportunities with our Engineering and Construction Group, we have solid levels of activity in cryogenic storage, small LNG storage, pressurized solutions, and terminal storage for LPG and regasification projects globally. Additionally, the inclusion of the Engineered Products business positions us to continue the expansion of our proprietary equipment within the refining, petrochemical, and gas processing end markets.
Technology has seen some delays in licensing from client uncertainty with oil pricing, the slowdown in China, and the continuing effects of the sanctions and currency devaluation in Russia. However, Technology’s refining activity has been better than anticipated, driven by the need for hydrocracking projects to meet global diesel demand, and although gasoline demand is flat, the required reformulations are requiring additional need for our products.
Finally, in our Capital Services Group, our Federal Services business continues to adjust to an environment of tight budgets by focusing on federal budget priorities, mission-critical support services, and energy program opportunities. For our Facilities and Plant Services business, the opportunities for that remain solid, with continued focus on international and end market expansion.
We expect continuing growth of our $30 billion of backlog while maintaining solid margins in all of our reporting units. During the first quarter, our backlog was affected by unfavorable foreign currency fluctuations, representing a reduction of $300 million compared to the previous quarter. Mike will discuss this and other FX impacts in more detail in a couple of minutes.
Now, as the geographic mix of our backlog has shifted given the growth in North America, approximately 15 percent of our backlog and 40 percent of our revenue is still currently generated outside the U.S., and we forecast that this 60-40 split will be constant throughout the year. As we had previously discussed, we expect our backlog burn to remain as planned at approximately 35 to 40 percent for the year, with no expected delays in the pace of our revenue.
Our oil and gas projects along the Gulf Coast continue to advance, with engineering and procurement and initial early construction progressing.
Our Australian mechanical erection and instrumentation scope on two major LNG projects remain on track, while our REFICAR refinery project in Cartagena, Colombia, is winding down construction and will complete later this year.
Turning to our nuclear projects, V.C. Summer and Vogtle, both projects continue to make substantial physical progress. In February, the first of 34 walled submodules for the Vogtle Unit 4 CA20 module were upended, marking the start of the assembly process. We’re also preparing for key module placements later this year, such as the setting of the CA01 modules in May and June.
Additionally, we continue to work with our customers and partners on outstanding commercial issues with positive results, particularly on Vogtle where the client is working closely with our team to address cost and schedule challenges in a very productive manner, which should result in improvement in cash flow and progress of the work.
As I noted during our last call, integration savings in 2014 exceeded $100 million dollars, and we expect to achieve additional cost reductions of approximately $50 million in 2015 which, when achieved, will total over $200 million of savings since the financial close of our Shaw transaction.
Our positioning in key end markets, strong backlog, execution capabilities, and operational efficiencies support our plan to continue to generate value to our shareholders via revenue, earnings, cash performance aligned with our previous indications. We are on track to deliver on our capital allocation priorities of repurchasing stock, maintaining our dividends, and continuing to pay down our debt, while maintaining adequate balances to support our operation and growth initiatives.
So let me turn it over to Mike who will report the financial results of our first quarter. Mike?

MR. TAFF: Thanks, Phil, and good afternoon, everyone. I am very pleased to join the CB&I management team. I appreciate Phil's kind words, and I'm looking forward to the years ahead. I look forward to meeting most of you personally in the near future.
Let me discuss in greater detail our financial results for the quarter. Before we start, let me remind you that our 2015 earnings are no longer presented adjusted for integration-related cost.
We began 2015 with a strong operational performance and are well positioned to deliver on our guidance for the year. First, let me walk you through our results at the consolidated level. Revenues for the first quarter were $3.1 billion, an increase of $198 million or a 7 percent increase over the first quarter of 2014. The increase in revenues is due to progress on our large U.S. nuclear projects, increased LNG activity in the U.S., and higher plant maintenance revenue.
As mentioned previously, our first quarter 2015 revenue was impacted by foreign currency fluctuations associated with a strengthening U.S. dollar against other currencies, generating a headwind of approximately $150 million relative to the first quarter of 2014. Our gross profit for the first quarter totaled $370 million versus $301 million in the first quarter of 2014, with gross margins of 11.8 percent compared to 10.3 percent, respectively, an improvement of 150 basis points. The increase is a result of higher revenue volume, higher margin backlog, and leverage of operating cost.
Selling and administrative expenses decreased to $109 million from $119 million in the first quarter of 2014. Our S&A expense was 3.5 percent of revenue, down 60 basis points from 4.1 percent in the first quarter of 2014. The decrease was primarily due to lower incentive plan cost.
As GAAP requires certain stock-based compensation for retirement-eligible participants to be expensed in the quarter in which the awards are made, first quarter stock-based compensation expense totaled approximately $32 million or 43 percent of the estimated annual expense for the year. We continue to expect our S&A expense to be at or slightly less than 3 percent of revenue for 2015.
During the first quarter, we had a gain of approximately $7.5 million related to the contribution of a technology to our unconsolidated Chevron Lummus Global joint venture, and we had a foreign exchange loss of approximately $11 million associated with the re-measurement of certain non-U.S.-dollar-denominated net assets. On a net basis, these items represent a $3.5 million expense for the quarter. These amounts are included in the other expense or income line in our financial statements.
Our income from operations continued to benefit from higher margin revenue, consistent execution, higher operational leverage, and lower S&A levels. During the quarter, we generated operating income of $247 million or 7.9 percent of revenue, compared to adjusted income from operations of $171 million or 5.8 percent of revenue in the corresponding 2014 period. This represents a 44 percent increase in operating income year-over-year.
For the quarter, our income tax rate was 30.8 percent, compared to 29.5 percent for the corresponding period in 2014. As a larger portion of our income is anticipated to be generated in higher tax jurisdictions in 2015, we expect our full-year effective tax rate to be between 31 to 33 percent. As a result, our 2015 first quarter net income equaled $132 million or diluted earnings per share of $1.21, compared to adjusted net income of $94 million or diluted adjusted earnings per share of 87 cents in the first quarter of 2014, representing a 40 percent increase year-over-year.
Turning to our future sources of net income, our new awards for the first quarter totaled over $3 billion, representing a book-to-burn ratio of roughly 1. At the end of the quarter, our backlog was approximately $30 billion, marginally down from $30.7 billion year-over-year and $30.4 billion at year-end. Approximately $300 million of the decrease versus year-end was due to unfavorable currency fluctuations.

Now let's review our operating group results for the first quarter. As Phil explained, during the quarter, we realigned our four operating groups to better align management oversight with service delivery platforms. Our results for 2014 have been reclassified to reflect the operating group realignment. Further, in our Form 10-Q, we have provided quarterly results for all of 2014 on a basis consistent with 2015. We intend to separately file a Form 8-K, which will provide re-casted operating group results on an annual basis for 2012 through 2014, consistent with our presentation for 2015. We expect to file the 8-K next week.
First quarter revenue for Engineering and Construction, previously EC&M, totaled $1.8 billion, an increase of $132 million or 8 percent over the first quarter of 2014. Additionally, E&C revenue experienced an FX headwind of approximately $130 million compared to the 2014 period. Income from operations totaled $136 million or 7.5 percent of revenue in the first quarter of 2015, compared to $85 million or 5 percent of revenue in 2014, representing a 250-basis-point improvement in operating margins. Our 2015 results benefited from higher revenue volume, a higher margin mix on our projects, and leverage of operating cost.
Fabrication Services generated first quarter revenue of $638 million, a decrease of $34 million or 5 percent from 2014. Our first quarter 2015 revenue decreased due to the delayed timing of new awards and headwinds related to FX.
Operating income totaled $52 million or 8.2 percent of revenue, compared to $47 million or 7 percent of revenue in 2014. Our first quarter 2015 results were adversely impacted by the previously discussed foreign exchange loss of $11 million.
Technology reported revenues of $99 million, compared to $103 million in the first quarter of 2014.
Income from operations for the first quarter was $48 million or 48.3 percent of revenue, compared to $35 million or 33.8 percent of revenue for the corresponding 2014 period. The increase during the quarter is due to the performance of higher margin work and a gain associated with the contribution of a technology to our unconsolidated CLG joint venture.
Finally, Capital Services, previously Environmental Solutions, generated revenue of $570 million, an increase of $103 million or 22 percent over the comparable period. Income from operations for the first quarter of 2015 was $10 million or 1.7 percent of revenue, compared to $4.3 million in 2014. The increase is a result of higher revenue volume and continuing benefits from previously implemented cost reduction initiatives.
Now turning to the balance sheet and cash flow, at the close of the quarter, our cash balance was $347 million with $3.2 billion of credit availability to support new awards, growth, and strategic opportunities. During the quarter, we invested $29 million in capital expenditures, serviced $27 million of our debt, and paid $8 million of common stock dividends. We also used $290 million of operating cash flow, which was the net result of cash flow from earnings offset by a decrease in our net contract capital liability position.
As a reminder, our contract capital reflects the combined balances of receivables, inventory, contracts in progress, and accounts payable. Changes in our contract capital during the quarter were primarily driven by the timing and billing milestones on our U.S. nuclear projects and the timing of accounts payable payments on our backlog. We would expect our accounts payable balance to increase as our revenue increases over the remainder of the year.
Although we expect our cash to fluctuate on a quarterly basis, we expect cash flows from operating activities to approximate net earnings for 2015.
With that, I'll turn it back over to Phil.
MR. ASHERMAN: Thanks, Mike. Let’s open the call for your questions.

TELECONFERENCE OPERATOR: All right. Ladies and gentlemen, if you would like to come into the cue to ask a question, press Star/1 on your telephone keypad. Again, that’s Star/1 to ask a question. And our first question will come from Michael Dudas with Sterne Agee.
MR. ASHERMAN: Hello, Michael.
MR. DUDAS (Sterne Agee): Good afternoon, everybody. Welcome back, Mike.
MR. TAFF: Hey, Mike. Good to talk to you.
MR. DUDAS (Sterne Agee): Yeah. Usually, people who leave this industry don’t come back, so this is pretty special.
MR. TAFF: I love this industry.
MR. DUDAS (Sterne Agee): I know. I know you do, as we all do. The first question, I guess, for Phil. Thinking about the opportunities you’re seeing in the U.S. and Gulf Coast and looking at your pipe fab and your tankage business and maybe some of the opportunities in accessing labor, do you still feel there’s a healthy level of business and opportunities that is maybe a little bit better and more tangible than maybe the industry or we would have thought maybe 6 months ago, given the break in oil and the concern about the energy to cap spending?
MR. ASHERMAN: Yeah, Mike. Despite the-obviously, the volatility in the oil prices, as we said at the end of last year, when analyzing our potential pipeline of new awards, we saw-I think at that time, we said less than 5 percent of those new prospects that could be affected by changes in the oil pricing, and that's still our position. Very little impact on what we saw for the year as far as new awards in terms of geography and where those awards are going to come from. Clearly, it is heavily weighted in the U.S. by geography. We expect that probably over 60 percent of our new awards will be somewhere-will be in the U.S., with the rest divided throughout the rest of the world.
As far as the impact on work, probably the place that we've seen it immediately is in our Technology Group, and a lot of that has to do more with the strong U.S. dollars and the exchange rate in places that we need good market positions, such as Russia and China, to make our plan. We've seen some headwind there. So we've seen some delays in order because of the 60-ruble adjustment and the slowdown in China. But again, that will reverse at some point, and it is not a major impact on our overall plan.
So bottom line, as we projected, we still see the projects going forward. We still see the petrochemical projects going forward. I thought today's announcement on Shintech was useful as far as signaling that there is still petrochemical projects out there, and we still see some in front of us. We're well positioned in the combined cycle market. We anticipate that there are probably 70 on the drawing boards over the next few years, and certainly, we're well positioned to get certain amount of that. And then LNG development continues.
So as we said at the end of the year, that's how we see it for the remainder of this year and ’16.
MR. DUDAS (Sterne Agee): And, Phil, my follow-up is, as you realign some of the business units with different factors, is that in a sense of-is there more cost synergies that are in maybe Fab Services or in the Capital Services business? Is there any change to the margin targets or the returns that, say, Capital Services can generate, given you’ve restructured a little bit here moving into 2015? Thank you.
MR. ASHERMAN: Well, that’s certainly part of it, Michael. The primary standard for those changes was our efficiency and our delivery to our customers, based on the types of work that they do, and the synergies around our customer base, as well as the commercial structure. Certainly, we’ll benefit from adding critical mass to our Capital Services Group on our Facility and Plant Services. There are also consistent margins. We don’t see that necessary-that dilution affecting other groups where it was previously aligned. So we think that's a positive benefit for our shareholders as well as our customers and certainly our operational efficiencies.

On the Engineered Products, those heaters and the heat transfer equipment and the fabricated equipment that we do along with our midstream projects, that was a logical move. They are not merged with anyone. They are a separate subunit under Fabrication Services, but we've already seen the synergies in terms of shop utilization and other opportunities by making that move. So it was all good. Again, the consolidation doesn’t change. I think the margins will reflect a pure reflection of the commercial structures for both Technology and the other groups, and once you get through all the accounting shifts in this, I think it will be pretty clear to you. But it made sense or it made a lot of sense from a business standpoint.
MR. DUDAS (Sterne Agee): Thank you, Phil.
MR. ASHERMAN: Okay, Michael.
TELECONFERENCE OPERATOR: Your next question will come from Andrew Kaplowitz with Barclays.
MR. KAPLOWITZ (Barclays Capital): Good afternoon, guys.
MR. ASHERMAN: Andy.
MR. KAPLOWITZ (Barclays Capital): Mike, happy to have you.
MR. TAFF: Hi, Andy. How are you doing, buddy?
MR. KAPLOWITZ (Barclays Capital): Good. So, Mike, we’ll start you with a fun one. So I know you said that cash from ops would still equal net income this year, but you started out in a pretty big hole in 1Q. So can you talk about whether 1Q was worse than your own expectations, and why were contracts in progress and accounts payable such big drags in 1Q? You guys talked in the past about that sort of dying down here, especially contracts in progress. So what’s going on?
MR. TAFF: Well-yeah. Thanks, Andy. Well, I’ll be honest with you. It was a little worse than I had anticipated and primarily on the accounts payable side. I think we knew that contract capital was going to be a drag as related to the contract primarily on the nuclear jobs. We knew that was pretty much embedded in the first 3 or 4 months of year, so we got through that kind of as expected, and we also knew that some of the new awards that we’ve won over last 12 months were still kind of in that engineering and early procurement phases. And as that ramps up in the latter half of the year, you'll see us then progress to generating more cash flow.
So yeah. I think there's still a lot of confidence that we'll be-for the year be in that 5- to $600 million range of operating cash flows, and I think we get there really two or three different ways; one, just doing a better job of managing accounts payable and monitoring that. Two, as revenue progresses during the year and some of these new projects ramp up into the procurement and construction phase, traditionally that's where you see us getting positive cash flows from there. So, I mean, I think with those two events, Andy, I think we'll be able to do that. And then third, the third aspect is just the guys are doing a great job, as Phil mentioned, on the nuclear jobs, and so we're working closely with the customers. We're getting close to some billing milestones. We're also working with them as far as being able to hit those milestones and also potentially pull some forward. So with that, I think you'll see the nuclear jobs being less of a drag in the last three quarters of the year than you saw in the first quarter and then improvements on those other two areas.
MR. KAPLOWITZ (Barclays Capital): Okay, Mike. That’s helpful. Phil, you’ve said in the past that Lake Charles would be done with most of its modular fabrication by the end of April. So where are you in the progress on that?
MR. ASHERMAN: Well, that’s still progressing. We’re finishing up the committed work at Lakes Charles, and essentially, they will be out of the nuclear business here in short order. We are still providing fabricated materials from our shop out of Laurens, and certainly-and there’s some subcontracted work to Toshiba and to Westinghouse and a couple of other non-CB&I shops. So we’re pretty much on our way out of Lake Charles, as planned.
MR. KAPLOWITZ (Barclays Capital): I guess, how does that work, Phil? If it slips meaningfully from April, do you have to suffer some of the expense there or how does that work?

MR. ASHERMAN: No. We’re not suffering any expense. The original scope of the work is certainly within budget and on schedule for both projects, as we anticipated. The noise around the schedule and the cost have to do with the forward-looking work that we’ve been talking about, but Lake Charles has pretty much made all of their commitments as planned. And as I said, we will be converting its shop capacity more to standard fabricated pipe work and other operations.
MR. KAPLOWITZ (Barclays Capital): Got it. And then just one more quick one on the nuclear projects. Can you talk about discussions, if you are having them, with your consortium partner? How are you going to resolve the disagreements with your partner, and are you going to have any sort of formal dispute resolution process, or really how do you resolve these issues when you have them, or is it just going to take a while for it?
MR. ASHERMAN: Well, there are a lot of issues already in the pipeline, as you know, and there is a formalized dispute resolution prescribed in the contract which we are following with them and reviews, and again, it takes time.
There is entitlement that we have for engineering from either the technology provider or the-in some cases, certainly the licensees, and then certainly the technology provider has to establish entitlement in their contract to the licensee. So it’s very complicated, but one that we’re pursuing aggressively and one where we're getting pretty good cooperation from the licensees and from the technology provider.
So it’s a challenge, and it’s going to take a while, but we’re not alarmed. We think, certainly, the case is very clear. Our positions are very clear. It’s just going to take time to work through these.
MR. KAPLOWITZ (Barclays Capital): Okay. Thank you.
MR. ASHERMAN: Thank you, Andy.
MR. TAFF: Thanks, Andy.
TELECONFERENCE OPERATOR: Your next question will come from Steven Fisher with UBS.
MR. FISHER (UBS): Hi, guys. Good afternoon.
MR. ASHERMAN: Hi, Steve.
MR. FISHER (UBS): Hi.
MR. TAFF: Hi, Steve.
MR. FISHER (UBS): Hi, Mike. In terms of what’s still left to book for the year, how much is big projects versus medium versus smaller underpinning kind of work and kind of where you have the most confidence versus-I know you mentioned some of the uncertainties in Russia and China, but just maybe broadly talk about that mix.
MR. ASHERMAN: Yeah. Well, I gave you some broad terms. Obviously, there are competitive issues, so I can’t get too specific on that. But generally, we see that it’s going to be fairly well distributed through the last three quarters, heavily concentrated, as you can imagine, as far as the larger backlog in our Engineering and Construction business.
There’s a good mix. There are certainly some ethylene plant awards of some very good size that we probably see in the first half of the year. There’s also some downstream work. There’s some international work that see, fairly significant work, but if I look at our prospect sheet and I’m just doing some quick addition, we will have some major jobs of several billion dollars, with approximately still around $4 billion of underpinning work that we anticipate this year, which is normal for our business.
So we’re on track for all that. Although we’ve stopped guiding to new awards, we’ve certainly indicated that we expect our new awards to certainly approach the levels that we experienced last year if the timing all happens for us.
So we’re still encouraged. We’re optimistic. Again, the markets in which we’re positioned are still very strong and seem to be relatively unaffected so far by the change-the volatility in the oil prices.

MR. TAFF: And, Steve, I would just comment from a revenue standpoint for 2015. We have indicated that we haven’t seen any significant slowdowns in any of the large projects that are in backlog that we expect to convert into revenue. So we’ve indicated that about 35 to 40 percent, as Phil said in his opening remarks, would convert into revenue, and you combine that with the level of typical underpinning awards we get for the year to the tune of around $4 billion, I think that certainly serves well and looks promising for hitting the revenue guidance for the year.
MR. FISHER (UBS): Okay. That’s helpful. And then, Phil and Mike as well, I know you mentioned that the Shintech project is cost-reimbursable. I’m assuming that’s just what the nature of that particular project was, but how are you thinking about how much risk more broadly to put in backlog at the moment? Have you sort of reached the maximum point of where you want to have fixed price in there, or are you comfortable putting more fixed-price projects in there?
MR. ASHERMAN: Well, Steve, the reason we noted that cost-reimbursable of the construction, because it was a fairly unusual kind of combination contractually for us. That we normally don’t bid construction on any jobs alone unless they’re reimbursable or there are some other mitigating factors. In this case, we’ve had a relationship with Toyo Engineering for-I don’t know-40, 50 years in a variety of ethane and ethylene projects all over the world. It was a natural-I think it was a natural joining of resources when Toyo, who had contracted with Shintech, who was a Japanese company, brought that project to United States, and we offered our services because of our expertise in self-performed construction combined with technology. Generally, on those projects, as we saw it was with Occidental, as we’ll see with some future projects, we’ll provide our technologies, and the buying pattern tends to be with those type projects if you have a delivery model that they would prefer to continue through basic engineering and EPC, and that would be the norm going forward. Most of those projects are fixed price, which is fine because it’s our technology, and certainly we will self-perform and control all the critical activities.
On top of that, there are still opportunities to sell our fabricated pipe services as well as our steel plate structures on top of that. So they are good profit opportunities. They are great projects to be involved in, and we think we’re well positioned.
MR. TAFF: Yeah. And, Steve, I would note, if you just look at our existing backlog where it stands today, we’re at about like what Phil-70-30 percent fixed cost hybrid versus cost reimbursable, and I think we’re very comfortable assuming that risk when we can manage all the aspects of the service delivery.
MR. FISHER (UBS): Okay. Great. Welcome back, Mike.
MR. TAFF: Thanks, Steve.
TELECONFERENCE OPERATOR: Your next question will come from Jamie Cook with Credit Suisse.
MS. COOK (Credit Suisse): Hi. Good evening.
MR. ASHERMAN: Hello, Jamie.
MS. COOK (Credit Suisse): Hi, Phil, and welcome. Welcome back, Mike. I guess-
MR. TAFF: Thanks, Jamie.
MS. COOK (Credit Suisse): I guess two questions. Mike, my first question is directed to you. I guess, can you just sort of talk about-I guess-I know you’ve only been on the job about 3 weeks, but you’re a veteran, you know, of the E&C industry. So can you sort of talk about your observations of CBI over your first couple of weeks and sort of what you’re, you know, top two or three priorities are that you want to get your arms around over the next sort of 3 to 6 months?
And my second question is for you, Phil-or probably more for you, Phil-or Mike, either one. Just in terms of, you know, capital allocation, I think there’s an expectation. I understand the cash flow dynamics of the first quarter, but can you talk about how you’re thinking about, you know, share repurchase over the next sort of 12 to 18 months and any update on possible divestitures or portfolio changes? Thanks.

MR. TAFF: Why don’t you tell them you’re-
MR. ASHERMAN: I’ll take the first stab at the last question.
MR. TAFF: All right. Thanks, Jamie. No. I mean, I’d say overall very favorable impressions, my first 3 weeks here, got a chance to sit down and meet probably the top 60, 70-plus folks in the organization at the quarterly reviews last week, and I’d say I’m very impressed with the level of the senior team and as well as the guys running the business out in the operations and all, so that’s certainly very comforting for a new guy coming in.
The second observation is very encouraging just from, I’d say, the diversification of the organization, and not only-you know, we talk a lot about the diversification among the industry we serve as well as geographies, but what I’m encouraged about is really the business mix, to be able to kind of serve all aspects of the E&C mix. But then you also have a nice balance with some recurring revenues among the Technology groups and Plant Services and all and this underpinning work to the tune of $4 billion. So I think it’s a nice balance between being able to go after some of the very large projects and then also having that reoccurring revenue stream and all.
I would say things that I’m going to be focused over the next 6 months, obviously it’s just learning the business and all. I mean, obviously been in this industry for a long time, but I need to meet the folks, go out and see some projects and all. So I’m hitting the road next week, and I'll be gone, off and on, probably for the next 6 or 8 weeks seeing shareholders as well as meeting some of the business folks and understanding the businesses.
MR. ASHERMAN: Okay. On your second part, the capital allocation and commitment to have that as a primary priority for our capital deployment over the next few years is still on track. I think in our last earnings call, we said that we would probably start implementing that in earnest the second half of the year as our cash flows continue to increase. We feel we have a plenty of liquidity as far as the operating expenses of the company. Our costs are in line. So we certainly intend to follow through. Our target still is to reduce our share count by at least the amount that was considered in the Shaw acquisition. That’s close to 10 percent of our stock. We’d like to get that substantially done by the end of next year, and we think, looking at our cash flows and other opportunities, that’s certainly achievable.
As far as divesture opportunities, as I mentioned, we’ve looked at number of those. This is more of a buyer's market today, at least they think, than a seller's market, but we’re going to be careful. We're not going to tell you anything that's less than book value on divestitures, and should we make divestitures, we’re going to plough that directly back into share repurchase, full stop.
So we've got those conversations. We’re looking constantly at how we rebalance our portfolio going forward, and we’re still committed to share repurchase as our key priority goal, Jamie.
MR. TAFF: Yeah. Jamie, the other thing I’d add, it’s one of the things, you know, I really want to look at things, too, is start looking at net return criteria and things like that. So we’ll look at the businesses and see what businesses are generating a return in excess of our WACC, and certainly, as we think about capital allocation and the way we invest money, we’ll take that same approach. And the way I look at it, we’ll always compare any real investment to a return of buying our stock, and so that will be the approach we take going forward.
MS. COOK (Credit Suisse): All righty. Thanks. I’ll get back in queue.
MR. ASHERMAN: Thanks, Jamie.
TELECONFERENCE OPERATOR: Your next question will come from Robert Norfleet with Alembic Global Advisors.
MR. CHEN (Alembic Global Advisors): Hi. Good afternoon. This is actually Nick Chen for Rob this afternoon.
MR. ASHERMAN: Hi, Nick.
MR. CHEN (Alembic Global Advisors): So you just touched on it a little bit. I was hoping we could get a little more detail around just any sort of possible divestitures. Are you expecting anything like that in 2015, and is there any interest from prospective buyers at the moment?

MR. ASHERMAN: There’s no current-well, there’s always interest, I think, in some of our assets, but the point is all of our units are making money. Longer term, there may be some considered more core than others in our longer term strategy. Again, we’re going to hold everyone to the standard of their ability to generate profit and cash flow and certainly their book value in what is a fairly tight market right now for divesting assets. But we are looking at that. We're well positioned. Whenever we structure or restructure, we always take that into consideration in terms of how that’s valued in the marketplace and would that be of greater value to our shareholders if we monetized those assets. So we’re looking at that constantly. There is nothing currently on the screen that I could talk about, but certainly we’ve had people interested in a variety of technical assets and other parts of our company, but nothing immediate.
MR. TAFF: Yeah. I mean, Nick, when you think of-when you think of investments or divestitures, we’re really going to look at that and really creating value for the shareholders, and the way you do that is you determine what’s the best result and looking at returns. So all of that will be based on-it will be a very thoughtful analysis and be a return-based analysis.
MR. CHEN (Alembic Global Advisors): That’s really helpful. And then secondly, just in terms of the bidding environment right now, what sort of competition are you seeing in the petro-chem and power spaces? Just especially with the lower oil and gas, has the work become more competitive and sort of moving into those markets?
MR. ASHERMAN: In the power space, the concentration has been on primarily the combined cycle opportunity in the marketplace. There are just a handful of major competitors out there that have the kind of résumé and experience of these combined cycle plants and the capacities under which they operate that owners are looking at, and that would be certainly the usual suspects of CB&I as well as Bechtel and Zachry, Kiewit, and Fluor, as some of the primary conversations, not a daunting list of competitors, but certainly a good list.
We have not seen any real pricing strategies that would concern us. It’s primarily your résumé and your qualifications in the number of areas. So it’s not really a pricing competition as much as it is just a qualifications competition.
As far as LNG, we’re well positioned to that, particularly with our collaboration with Chiyoda, and between the two of us, we’ve probably been involved in probably 40 to 50 percent of the LNG capacity in the world. Again, a lot of that positioning is due to the need for bankable projects with the offtake agreements and the financing the projects. So they need creditable, qualified firms to deal with that. That, too, is a very short list between us and Chiyoda as joint venture partners. There are joint ventures, including Fluor and JGC, which is very good competition, as well as Technip and a few others, but again not a long list of competition for those.
Technology is fairly well prescribed. Fabrication Services is more fragmented, but if you look at our tank business, I think one could fairly say that our position in steel plate structures and our tank business, especially on the large projects, is very good as well as our fabricated pipe. So we’re in the lead in many of our markets. It's always competitive, but we feel pretty good that our win ratios are higher than the industry average, and we expect that to continue.
MR. TAFF: Yeah. And then, Nick, I mean, I think you could just classify that pricing as being rational, and that’s really all we ask for and then really your expertise will win you out there.
MR. CHEN (Alembic Global Advisors): That’s great. That’s really helpful. I’ll jump back in the queue now. Thanks, guys.
MR. ASHERMAN: Okay, Nick.

TELECONFERENCE OPERATOR: Your next question will come from Chase Jacobson with William Blaire.
MR. JACOBSON (William Blair): Hi. Good afternoon. Mike, welcome back.
MR. ASHERMAN: Hi, Chase.
MR. TAFF: Thanks, Chase. How are you doing?
MR. JACOBSON (William Blair): Good. So I just wanted to ask another cash flow question. One of the things that you mentioned that would potentially or hopefully drive cash flow over the new few quarters was billings on the nuclear projects. Can you give any color as to what the relative importance of that is in hitting the guidance of getting cash flow from ops close to net income? And do you feel that the negotiations around the change orders create any risk to these collections on the work in the future?
MR. ASHERMAN: Let me start, and I’ll let mike add some additional color to that. The assumptions around cash flow going forward when we did our forecast and projections for the year was very little dependent-there was very little dependence upon settlement, if you will, of the claims. We looked at it from the perspective of progress and progressable work based on new milestones and opening up of the work fronts once certain things happen, critical modules were set, and those types. And so it was really built mainly on the progress of the work and additional cash flows from those projects.
Very little was given on credit in terms of settlement of claims. So that would be-if we got some settlement on claims, that would be upside. So we continue to work on that. That environment continues to improve. I can say that. We’re getting a lot of great conversations and response financially from the owners and continue the discussion with our consortium partner. So that’s continuously improving, but our assumptions were-there was very little dependence on claims as an opportunity to meet our cash flow projections.
Mike, you want to add anything?
MR. TAFF: Yeah. I mean-and so, Chase, I mean, I think-yeah, I agree with that. So I think the important thing is, on the nuclear jobs, we need to stay on track and on progress-and I think we are-to hitting the billing milestones that we had in the budgets, and so I see no reason why we won’t hit those milestones and then be able to timely bill and then timely collect. And then the rest of really hitting our cash flow is really dependent on progressing the other jobs in our backlog, especially some of the larger ones, and again, those continue to be on progress. We’re doing a great job of completing the engineering, getting into procurement phase. That’s when you’ll start to see some nice cash flow being generated.
MR. JACOBSON (William Blair): Okay. And then I know you guys had a nice win that you announced with the ethane cracker. You now have quite a bit of work in the Gulf Coast region. Clearly, some things outside of your projects have slowed down, but I was just wondering if you could comment on the capacity there, given how much work you do have in that region with the two LNG projects and one or two petro-chem-large petro-chem plants.
MR. ASHERMAN: Well, engineering capacity, we still have plenty of head room in our engineering capacity. We certainly have plenty of capacity in our fabrication shops for the pipe works to support that.
We actually benefited from some of the changes in oil services and some of the offshore production platforms with the reduction-in-force for much of that workforce. For example, many of the people that are involved in offshore production, whether they are welders or engineers or other skilled crafts, the difference in rates are very nominal, the skill sets the same, so we’ve actually benefited from hiring those.
We are still at around 54,000 in terms of headcount. Despite coming down on a couple of major projects, the Papua New Guinea job last year and the demobilization of our Cartagena job, we’re still maintaining our headcount, pretty high levels, and expect that to increase. We’re hiring people as we speak and will continue to do so, but the edge, the risk, if you will, on the 20,000 or so people we're going to need to do our projects over the next several years, certainly we’ve seen a reduction of that risk and more of an interest in coming to work for CB&I, particularly in the direct labor crafts.

MR. JACOBSON (William Blair): Okay. Thanks a lot.
MR. ASHERMAN: Okay.
TELECONFERENCE OPERATOR: Your next question comes from John Rogers with Davidson.
MR. ROGERS (D.A. Davidson): Hi. Good afternoon.
MR. ASHERMAN: Hi, John.
MR. ROGERS (D.A. Davidson): And welcome, Mike, as well.
MR. TAFF: Thanks.
MR. ROGERS (D.A. Davidson): Just, I guess, two quick follow-ups, one on the cash flow and the decrease in accounts payable. Just confirm. There’s no significant contract disputes or timing issues that had come up during the quarter?
MR. ASHERMAN: No. That’s-I’ll let Mike expand on that, but that’s a great point, and I’m glad you brought it up. No, this is straight payables.
MR. ROGERS (D.A. Davidson): Okay.
MR. ASHERMAN: This is straight billing issues and getting more rigorous around that whole process, which we felt some frustration for a while and I think that I’ve mentioned in previous calls.
Part of that was driven by the changing mix of our projects over the years with some huge reimbursable projects, and quite honestly, we’ve talked about that, getting the bid out behind the curve on some of those, but it’s not a-they’re not trapped cash, it’s not cash that’s in disputes. It’s just getting the money.
MR. TAFF: Yeah. That’s exactly right, John, and I think it’s really, you know, probably-really two issues. One is just the timing of the projects. As you have certain projects kind of ramping down and then before our other big projects ramp up, I think it’s just kind of a timing hit us, and then quite frankly, it’s just us paying more than we historically have paid, I guess is the best way to put it. I mean, I look at my DPO, and my DPO actually decreased a couple or 2 or 3 days year-over-year. Whereas, my DSO improved, which is good, but we didn’t do as good a job controlling the DPO from that standpoint.
MR. ROGERS (D.A. Davidson): Okay. And then-
MR. ASHERMAN: But the good news in that-the good news in that, John, is that we can manage to that.
MR. TAFF: Absolutely.
MR. ASHERMAN: We can immediately start seeing improvements on there, and also the confidence, I think, on the other part of that, the nuclear projects are part of that issue. But still, these are known issues, and we’ll be able to show some real improvements here, I think.
MR. ROGERS (D.A. Davidson): Okay. And then, Phil, just in terms of the power plant or the combined cycle market opportunities, your thoughts on what the potential market is there. Could it rival what we’ve seen in ethane or some of the LNG work over the next couple of years? We’ve been waiting-
MR. ASHERMAN: Yeah. We’re really excited about it, John.
MR. ROGERS (D.A. Davidson): -for this for a while.
MR. ASHERMAN: Yeah, I know. Well, it’s coming, but we’re really excited about it. If you look generally on a macro level, as you well know, because you read the same reports, still have 40 percent of our power generated by coal plans, which have to be phased out. We see something in the neighborhood of 70 combined cycle power plants on the list, if you will, in the United States, a heavy concentration in the Northeast. You have some out in California, as well as the Southeast, along the Gulf Coast as well. And those are projects that we believe are-many of them are in this next year. We have several on our plan going forward this year. They tend to range in the half-a-billion-dollar-plus range, and they tend to be all EPC. So we’re in a pretty good position for that and, we’re aggressively pursuing those opportunities.
So we think this year, you’re going to see probably more of those opportunities hit our screen than you have in the past. So we’re very excited about that market.

MR. ROGERS (D.A. Davidson): Okay. Great. Thank you.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: And we have time for one final question. Your final question will come from Martin Malloy with Johnson Rice.
MR. MALLOY (Johnson Rice): Good afternoon.
MR. ASHERMAN: Marty. I was afraid you weren’t going to join us, Marty.
MR. MALLOY (Johnson Rice): Well, snuck in. On the dispute resolution with the nuclear plants, is there a time table there that you can talk to us about?
MR. ASHERMAN: There is not a time table, per se. I mean, it’s a very complicated matter, as you can imagine, and, you know, it deals more with the lawyers and the courts than it does with ours-issues. But there is no certain protocol that deals with the-certainly entitlement approved for technology and for us, and we back up to all that, but there’s no-there’s no time table that I can see that I can speak to as far as when I think this is going to be resolved. So we’re approaching it and taking certain aspects of that and chunks, if you will, and position ourselves and negotiating through this. But again, the dispute resolution isn’t governed by time. It’s governed by the courts and the legal process.
MR. TAFF: Yeah. But, you know, Marty and Phil, I think the encouraging thing-is what I’ve heard in my time here-is that the lines of communication are open, and I think anytime you’re communicating-and there’s really three-way communication between us, the technology provider, and the customer-I think that’s what’s encouraging, and also, it’s not like folks aren’t returning our phone calls and meetings aren’t being held. So there’s good communication going on, Marty, and from that standpoint, certainly, I think the business feels like we’re making progress.
MR. MALLOY (Johnson Rice): Great. That was it for me. Welcome back to the engineering and construction industry, Mike.
MR. TAFF: Marty, I look forward to seeing you soon.
TELECONFERENCE OPERATOR: Thank you. And I’ll now turn the call over to Mr. Asherman for closing remarks.
MR. ASHERMAN: Thank you. Well, first of all, let me thank everybody for participating on our call this afternoon. As I said earlier, we remain very confident in our ability to deliver revenue and earnings growth consistent with our expectations for 2015 and convert these new awards into long-term quality backlog. We continue to be optimistic about our markets and prospects, and it’s shaping up to be another strong year. So we appreciate your interest in CB&I and your confidence in our company, and with that, that concludes our call. Thank you.
TELECONFERENCE OPERATOR: Once again, we’d like to thank you for your participation on today’s CB&I first quarter 2015 financial results conference. You may now disconnect.